Exhibit 99.1

TransAtlantic Petroleum Announces Second Quarter 2018 Financial Results and Provides an Operations Update

Hamilton, Bermuda (August 8, 2018) – TransAtlantic Petroleum Ltd. (TSX: TNP) (NYSE American: TAT) (the “Company” or “TransAtlantic”) today announced the financial results for the quarter ended June 30, 2018 and provided an operations update. Additional information can be found on the Company’s website at http://www.transatlanticpetroleum.com.

Summary

•

In update to the Company’s previously announced strategic alternatives process, the special committee of the board of directors has received several proposals to acquire the Company or certain of its assets. Following evaluation of the proposals, the special committee is currently in discussions with a potential acquiror of the entire Company and expects to receive a formal offer from such party and begin negotiating a letter of intent within the next 30 days. There is no assurance that the Company will receive an offer or enter into any agreement with such party.

•	Revenues for the second quarter of 2018 were $18.2 million, as compared to $16.9 million for the first quarter of 2018 and $12.3 million for the second quarter of 2017.[1]
•	Operating income for the second quarter of 2018 was $6.9 million, as compared to $4.8 million for the first quarter of 2018 and $2.1 million for the second quarter of 2017.
•	Net loss was $1.0 million for the second quarter of 2018, as compared to $1.8 million for the first quarter of 2018 and net income of $0.6 million for the second quarter of 2017.
•	Adjusted EBITDAX for the second quarter of 2018 was $8.7 million, as compared to $8.3 million for the first quarter of 2018 and $6.8 million for the second quarter of 2017.[2]
•

Average daily net sales volumes were approximately 2,746 barrels of oil equivalent per day (“BOEPD”) in the second quarter of 2018, as compared to 2,885 BOEPD in the first quarter of 2018 and 3,308 BOEPD in the second quarter of 2017.

•

The Company’s year-to-date average daily net wellhead production through July 2018 was approximately 2,885 BOEPD, comprised of 2,772 barrels of oil per day (“BOPD”) and 0.7 million cubic feet of natural gas per day (“MMCFPD”), and the Company’s July 2018 average daily net wellhead production was approximately 3,103 BOEPD, comprised of 3,003 BOPD and 0.6 MMCFPD.

•	Net debt as of June 30, 2018 was $11.5 million, as compared to $8.2 million as of March 31, 2018.[3]

[1]

Beginning January 1, 2018, the Company adopted Accounting Standards Update No. 2014-09, Revenue from Contacts with Customers (Topic 606), requiring transportation and processing expenses previously netted from revenue classified as expenses.

[2]	Adjusted EBITDAX is a non-GAAP financial measure. See the reconciliation at the end of the press release.
[3]

Net debt is a non-GAAP financial measure consisting of total debt as reflected on the Company’s balance sheet minus cash and cash equivalents as reflected on the Company’s balance sheet. For June 30, 2018, total debt was $30.4 million, and cash and cash equivalents was $18.9 million. For March 31, 2018, total debt was $24.5 million, and cash and cash equivalents was $16.3 million.

Second Quarter 2018 Results of Operations

	For the Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
Net Sales:
Oil (MBBL)	241	248	290
Natural gas (MMCF)	56	67	66
Total net sales (MBOE)	250	260	301
Average net sales (BOEPD)	2,746	2,885	3,308
Realized Commodity Prices:
Oil ($/BBL unhedged)	$74.10	$65.71	$41.27
Oil ($/BBL hedged)	$66.37	$60.32	$41.38
Natural gas ($/MCF)	$4.84	$5.00	$4.77

Total revenues were $18.2 million for the three months ended June 30, 2018, as compared to $16.9 million for the three months ended March 31, 2018 and $12.3 million for the three months ended June 30, 2017. The Company had a net loss of $1.0 million, or $0.02 per share (basic and diluted), for the three months ended June 30, 2018, as compared to a net loss of $1.8 million, or $0.04 per share (basic and diluted), for the three months ended March 31, 2018, and net income of $0.6 million, or $0.01 per share (basic and diluted), for the three months ended June 30, 2017. Capital expenditures and seismic and corporate expenditures totaled $5.6 million for the three months ended June 30, 2018, as compared to $5.2 million for the three months ended March 31, 2018 and $4.9 million for the three months ended June 30, 2017.

Adjusted EBITDAX for the three months ended June 30, 2018 was $8.7 million, as compared to $8.3 million for the three months ended March 31, 2018 and $6.8 million for the three months ended June 30, 2017.

Impact of Foreign Currency Exchange

During the three months ended June 30, 2018, accumulated other comprehensive loss increased $9.1 million to a total of $136.2 million as of June 30, 2018, due primarily to foreign exchange rate changes in Turkey compared to the U.S. Dollar. The financial statement impact is 100% non-cash and is reflected in other comprehensive (loss) income on the Consolidated Statement of Comprehensive (Loss) Income and in shareholder’s equity on the Summary Consolidated Balance Sheets. This adjustment impacts the value of comprehensive income and shareholders’ equity but does not impact net income or earnings per share.

The Company records its foreign operations’ assets, liabilities, and transactions in the functional currency, which for Turkey is the New Turkish Lira and for Bulgaria is the Bulgarian Lev. For more information regarding the effects of foreign currency exchange on Company operations and reported financial results, please refer to the Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission (the “SEC”) on March 21, 2018, and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on August 8, 2018.

Strategic Alternatives Process

On January 16, 2018, the Company announced the formation of a special committee of the board of directors to market the Company and explore strategic alternatives to increase shareholder value. Since that time, the special committee has received several proposals to acquire the Company or certain of its assets. Following evaluation of the proposals, the special committee is currently in discussions with a potential acquiror of the entire Company and expects to receive a formal offer from such party and begin negotiating a letter of intent within the next 30 days. There is no assurance that the Company will receive an offer or enter into any agreement with such party. The Company will provide a further update at the appropriate time.

Costs associated with the strategic alternatives process, which include professional expenses and travel, were approximately $0.6 million for the three months ended June 30, 2018 and approximately $0.9 million for the six months ended June 30, 2018.

Operational Update

During the second quarter of 2018, the Company spud one well and continued workover and recompletion production optimizations in southeastern Turkey.

In January 2018, the Company announced a planned drilling program in Southeast Turkey. This drilling program consisted of a six-well development program in the Selmo field and a two-well development program in the Molla area. Due to the Company’s recent success with the Yeniev-1 well, the increase in oil prices over the past six months, and optimism regarding the potential of the Company’s licenses in the Thrace Basin’s Basin Center Gas Accumulation (“Thrace Basin BCGA”), the Company has adjusted its drilling program and capital expenditure allocations for the remainder of 2018.

The following summarizes the Company’s operations by location during the second quarter of 2018 and the Company’s drilling plans by location for the remainder of 2018:

Southeastern Turkey

Selmo

In the second quarter of 2018, the Company vertically completed the Selmo-81H2 well and established commercial production of 68 BOPD.

Workover and recompletion production optimizations in the Selmo field are ongoing, but the Company does not expect to drill additional wells in the Selmo field in the second half of 2018.

Molla

Bahar

The Company spud the Bahar-8 well targeting the Bedinan, Hazro, and Mardin formations in June 2018 and completed drilling and casing the well in July 2018. Oil shows were observed in all targeted zones. the Company expects to complete the Bahar-8 well in the third quarter of 2018.

After drilling the Bahar-8 well, the Company moved the rig to the Bahar-10 well location and spud the Bahar-10 well on August 5, 2018. In the fourth quarter of 2018, the Company plans to drill an additional well on the southeastern flank of the Bahar field to test the Dadas Sand, Mardin, and Bedinan formations.

Other

In the second quarter of 2018, the Company drilled the Yeniev-1 well to a total depth of 10,306 feet. Oil shows while drilling and log analysis indicate prospective pay in the Bedinan, Hazro, and Mardin formations. The Company perforated the first zone in the Bedinan formation on June 28, 2018. The initial production rate for this zone was 730 BOPD from a 24/64 choke and the current production rate is 375 BOPD from a 16/64 choke.

The Yeniev-1 well is a discovery on a new structure in the Molla area, opening up potentially significant drilling locations and potentially leading to additional development drilling. The Company expects to drill two additional wells to further delineate this structure in the second half of 2018.

The Company continues to test the Cavuslu-1 well following the discovery of hydrocarbons in the Bedinan and Dadas formations. The Company recently completed the Mardin zone at 25-40 BOPD after acid stimulation. The Company will test this isolated zone for approximately 30 days. Following this testing, the Company expects to begin long-term production in one or more of the tested zones.

On June 12, 2018, the Company was awarded a production license for the M44-b2-1 block, which covers 37,700 acres contiguous to its acreage in West Molla. This license includes the Catak, Pinar, and Yeniev wells.

The Company expects to fracture stimulate the Bedinan formation in the Pinar-1 well during the third quarter of 2018.

The Company has completed the 3D seismic processing and initial interpretation of its East Molla 3D seismic and has identified several prospects, which the Company expects to drill in the first half of 2019, contingent on financing.

Northwestern Turkey

Thrace Basin

Thrace Basin BCGA

The Company continues to evaluate its prospects in the Thrace Basin BCGA in light of the recent positive production test results at the Yamalik-1 exploration well operated by Valeura Energy Inc. (“Valeura”) with their partner Equinor ASA (formerly Statoil ASA) (“Equinor”). The Yamalik-1 exploration well is located on a license directly adjacent to the Company’s 120,000 net acres in the Thrace Basin of which the Company believes approximately 50,000 net acres (100% working interest, 87.5% net revenue interest) is in the Thrace Basin BCGA and analogous to the Valeura and Equinor acreage. The Company expects to spud the Karli-1 well, a gas exploration well in the Thrace Basin BCGA, in the fourth quarter of 2018. The Company will test zones and depths at the Karli-1 well equivalent to those tested at the Yamilik-1 well.

Other

The Company expects to resume production operations on the Yildurm-1 well in the second half of 2018

Bulgaria

The Company has prepared plans to side track and re-drill the Devinci R-1 well, which the Company plans to commence in the third quarter of 2018.

The Company’s year-to-date average daily net wellhead production through July 2018 was approximately 2,885 BOEPD, comprised of 2,772 BOPD and 0.7 MMCFPD, and the Company’s July 2018 average daily net wellhead production was approximately 3,103 BOEPD, comprised of 3,003 BOPD and 0.6 MMCFPD.

Conference Call

Due to the continuation of the strategic alternatives process, the Company has decided not to hold an earnings call to discuss its results for the second quarter of 2018.

Quarterly Report on Form 10-Q

On August 8, 2018, the Company filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.

TransAtlantic Petroleum Ltd.

Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

(U.S. Dollars and shares in thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues:
Oil and natural gas sales	$18,100	$12,283	$34,761	$28,051
Sales of purchased natural gas	1	-	1	654
Other	97	58	362	72
Total revenues	18,198	12,341	35,124	28,777
Costs and expenses:
Production	2,803	2,714	5,672	5,801
Transportation and processing	1,138	-	2,331	-
Exploration, abandonment and impairment	191	2	231	108
Cost of purchased natural gas	1	-	1	568
Seismic and other exploration	59	65	218	80
General and administrative	3,786	3,181	7,123	6,771
Depreciation, depletion and amortization	3,276	4,255	7,735	8,752
Accretion of asset retirement obligations	43	47	89	95
Total costs and expenses	11,297	10,264	23,400	22,175
Operating income	6,901	2,077	11,724	6,602
Other income (expense):
Loss on sale of TBNG	-	-	-	(15,226)
Interest and other expense	(2,091)	(2,288)	(4,873)	(4,659)
Interest and other income	377	188	631	481
(Loss) gain on derivative contracts	(3,141)	676	(3,866)	1,664
Foreign exchange (loss) gain	(1,938)	1,116	(3,996)	(1,007)
Total other expense	(6,793)	(308)	(12,104)	(18,747)
Income (loss) from operations before income taxes	108	1,769	(380)	(12,145)
Income tax expense	(1,114)	(1,203)	(2,401)	(3,338)
Net income (loss)	(1,006)	566	(2,781)	(15,483)
Other comprehensive income (loss):
Foreign currency translation adjustment	(9,109)	2,132	(11,452)	23,051
Comprehensive (loss) income	$(10,115)	$2,698	$(14,233)	$7,568

Net earnings (loss) per common share
Basic net earnings (loss) per common share	$(0.02)	$0.01	$(0.06)	$(0.33)
Weighted average common shares outstanding	50,420	47,412	50,397	47,355
Diluted net earnings (loss) per common share	$(0.02)	$0.01	$(0.06)	$(0.33)
Weighted average common and common equivalent shares outstanding	50,420	47,826	50,397	47,355

TransAtlantic Petroleum Ltd.

Summary of Consolidated Statements of Cash Flows (Unaudited)

(in thousands of U.S. Dollars)

	For the Six Months Ended June 30,
	2018	2017
Net cash provided by operating activities	$12,234	$13,577
Net cash provided by (used in) investing activities	(11,446)	6,092
Net cash provided by (used in) financing activities	1,735	(15,555)
Effect of exchange rate changes on cash	(4,104)	(1,713)
Net increase (decrease) in cash, cash equivalents, and restricted cash	$(1,581)	$2,401

TransAtlantic Petroleum Ltd.

Summary Consolidated Balance Sheets

(in thousands of U.S. Dollars, except share data)

	June 30, 2018	December 31, 2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$18,715	$18,926
Accounts receivable, net
Oil and natural gas sales	17,997	15,808
Joint interest and other	1,121	1,576
Related party	1,153	1,023
Prepaid and other current assets	7,333	3,866
Inventory	6,198	7,494
Total current assets	52,517	48,693
Property and equipment:
Oil and natural gas properties (successful efforts method)
Proved	173,942	193,647
Unproved	15,969	24,445
Equipment and other property	12,525	14,075
	202,436	232,167
Less accumulated depreciation, depletion and amortization	(114,109)	(129,183)
Property and equipment, net	88,327	102,984
Other long-term assets:
Other assets	661	2,247
Note receivable - related party	6,287	6,726
Total other assets	6,948	8,973
Total assets	$147,792	$160,650
LIABILITIES, SERIES A PREFERRED SHARES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,588	$4,853
Accounts payable - related party	3,388	3,141
Accrued liabilities	11,990	10,014
Derivative liability	2,882	2,215
Asset retirement obligations - current	4	-
Loans payable	19,175	15,625
Total current liabilities	43,027	35,848
Long-term liabilities:
Asset retirement obligations less current portion	4,143	4,727
Accrued liabilities	7,838	8,810
Deferred income taxes	16,957	19,611
Loans payable	11,200	13,000
Total long-term liabilities	40,138	46,148
Total liabilities	83,165	81,996
Commitments and contingencies
Series A preferred shares, $0.01 par value, 426,000 shares authorized; 426,000 shares issued and outstanding with a liquidation preference of $50 per share as of June 30, 2018 and December 31, 2017	21,300	21,300
Series A preferred shares-related party, $0.01 par value, 495,000 shares authorized; 495,000 shares issued and outstanding with a liquidation preference of $50 per share as of June 30, 2018 and December 31, 2017	24,750	24,750
Shareholders' equity:
Common shares, $0.10 par value, 100,000,000 shares authorized; 50,591,375 shares and 50,319,156 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	5,059	5,032
Treasury stock	(970)	(970)
Additional paid-in-capital	575,591	575,411
Accumulated other comprehensive loss	(136,218)	(124,766)
Accumulated deficit	(424,884)	(422,103)
Total shareholders' equity	18,578	32,604
Total liabilities, Series A preferred shares and shareholders' equity	$147,792	$160,650

Reconciliation of Net Loss to Adjusted EBITDAX (Unaudited)

(in thousands of U.S. Dollars)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2018	Mar 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net loss	$(1,006)	$(1,775)	$566	$(2,781)	$(15,483)
Adjustments:
Interest and other, net	1,714	2,528	2,100	4,242	4,178
Current and deferred income tax expense	1,114	1,287	1,203	2,401	3,338
Exploration, abandonment, and impairment	191	40	2	231	108
Seismic and other exploration expense	59	159	65	218	80
Foreign exchange loss (gain)	1,938	2,058	(1,116)	3,996	1,007
Share-based compensation expense	117	101	278	218	414
(Gain) loss on commodity derivative contracts	3,141	725	(676)	3,866	(1,664)
Cash settlements on commodity derivative contracts	(1,860)	(1,339)	32	(3,200)	32
Accretion of asset retirement obligation	43	46	47	89	95
Depreciation, depletion, and amortization	3,276	4,459	4,255	7,735	8,752
Loss on sale of TBNG	-	-	-	-	15,226
Net other items		-	-		30
Adjusted EBITDAX	$8,727	$8,289	$6,756	$17,015	$16,113

Adjusted EBITDAX (“Adjusted EBITDAX”) is a non-GAAP financial measure that represents net loss plus interest and other, net, current and deferred income tax expense, exploration, abandonment, and impairment, seismic and other exploration expense, foreign exchange loss (gain), share based compensation expense, loss (gain) on commodity derivative contracts, cash settlements on commodity derivative contracts, accretion of asset retirement obligation, depreciation, depletion, and amortization, loss on sale of TBNG, and net other items.

The Company believes Adjusted EBITDAX assists management and investors in comparing the Company’s performance on a consistent basis without regard to depreciation, depletion, and amortization and impairment of oil and natural gas properties and exploration expenses, among other items, which can vary significantly from period to period. In addition, management uses Adjusted EBITDAX as a financial measure to evaluate the Company’s operating performance.

Adjusted EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income or income prepared in accordance with GAAP. Net income or income may vary materially from Adjusted EBITDAX. Investors should carefully consider the specific items included in the computation of Adjusted EBITDAX.

About TransAtlantic

The Company is an international oil and natural gas company engaged in the acquisition, exploration, development, and production of oil and natural gas. The Company holds interests in developed and undeveloped properties in Turkey and Bulgaria.

(NO STOCK EXCHANGE, SECURITIES COMMISSION, OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.)

Forward-Looking Statements

This news release contains statements concerning the Company’s strategic alternatives process, the Company’s drilling program, the evaluation of the Company’s prospects in the Selmo field and the Molla area of southeastern Turkey, the Thrace Basin in northwestern Turkey, and Bulgaria, the drilling, completion, and cost of wells, the production and sale of oil and natural gas, the holding of an earnings conference call, and the issuance of an operations update, as well as other expectations, plans, goals, objectives, assumptions, and information about future events, conditions, results of operations, and performance that may constitute forward-looking statements or information under applicable securities legislation. Such forward-looking statements or information are based on a number of assumptions, which may prove to be incorrect.

Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Forward-looking statements or information are based on current expectations, estimates, and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties include, but are not limited to, access to sufficient capital; market prices for natural gas, natural gas liquids, and oil products; estimates of reserves and economic assumptions; the ability to produce and transport natural gas, natural gas liquids, and oil products; the results of exploration and development drilling and related activities; economic conditions in the countries and provinces in which the Company carries on business, especially economic slowdowns; actions by governmental authorities; receipt of required approvals; increases in taxes; legislative and regulatory initiatives relating to fracture stimulation activities; changes in environmental and other regulations; renegotiations of contracts; political uncertainty, including actions by insurgent groups or other conflict; outcomes of litigation; the negotiation and closing of material contracts; and other risks described in the Company’s filings with the SEC.

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events, or otherwise, unless so required by applicable securities laws.

Note on BOE

Barrels of oil equivalent, or BOE, are derived by the Company by converting natural gas to oil in the ratio of six thousand cubic feet of natural gas (“MCF”) to one stock tank barrel, or 42 U.S. gallons liquid volume (“BBL”), of oil. A BOE conversion ratio of six MCF to one BBL is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. BOE may be misleading, particularly if used in isolation.

Contacts:

Chad D. Burkhardt

Vice President, General Counsel and Corporate Secretary

(214) 265-4705

TransAtlantic Petroleum Ltd.

16803 Dallas Parkway

Addison, Texas 75001

http://www.transatlanticpetroleum.com